UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): September 27, 2016

POWELL INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12488	88-0106100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8550 Mosley Drive Houston, Texas		77075-1180
(Address of Principal Executive Offices)		(Zip Code)

(713) 944-6900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Action (17CFR240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2016, the board of directors (the “Board”) of Powell Industries, Inc. (the “Company”) appointed Brett A. Cope as the Company’s President and Chief Executive Officer to be effective as of October 1, 2016. In connection with the appointment of Mr. Cope as President and Chief Executive Officer, Thomas W. Powell will retire from his role as the Company’s interim President and Chief Executive Officer effective as of October 1, 2016. Mr. Powell will continue to serve as Chairman of the Board. Also on September 27, 2016, the Board increased the size of the Board from eight to nine members and elected Mr. Cope as a director of the Company to fill the vacancy created by such increase. Mr. Cope will be a member of the Company’s 2019 director class.

Mr. Cope, who is 48, joined the Company in December 2010 as Vice President of Sales and Marketing and has served as Senior Vice President and Chief Operating Officer since December 2015. During the 20 years prior to joining the Company, Mr. Cope held roles of increasing responsibility at ABB, an international provider of power and automation products enabling the utility, industrial, transportation and infrastructure industries. Mr. Cope holds a bachelor’s degree in Applied Science from Miami University of Ohio.

In connection with the appointment of Mr. Cope as President and Chief Executive Officer, the Company and Mr. Cope entered into an employment agreement effective as of October 1, 2016 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Cope is entitled to receive a base salary equal to $495,000, subject to review annually by and at the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board. The Employment Agreement further provides that Mr. Cope will be eligible for an annual discretionary bonus, short term incentive compensation award and/or long-term incentive compensation award based upon achievement of performance objectives established by the Compensation Committee of the Board. The Employment Agreement expires upon the earlier of (a) the last day of the month in which Mr. Cope reaches age 65, in which case, unless otherwise agreed to, Mr. Cope’s employment shall continue at will and shall be terminable by either Mr. Cope or the Company for any reason or (b) the date on which Mr. Cope’s employment terminates pursuant to the terms of the Employment Agreement or Mr. Cope’s resignation or retirement.

The Employment Agreement provides that in the event the Company terminates Mr. Cope’s employment without “cause” or if Mr. Cope terminates his employment for “good reason” in each case prior to a “change in control” (as these terms are defined in the Employment Agreement) during the term of the Employment Agreement, Mr. Cope will be entitled to receive, among other things, (i) his then-current base salary for 24 months thereafter, (ii) an amount equal to his then-current target short-term incentive compensation and (iii) immediate vesting of his equity-based awards. In the event that the Company terminates Mr. Cope’s employment without cause or Mr. Cope terminates his employment for good reason in each case within a specified period following a change in control, Mr. Cope will be entitled to receive, among other things, (x) his then-current base salary for 36 months thereafter, (y) an amount equal to two-times his then-current target short-term incentive compensation and (z) immediate vesting of his equity-based awards.

In connection with entry into the Employment Agreement, Mr. Cope has agreed not to (i) compete with the Company for so long as he is employed by the Company and for the greater of (A) one year from the date of termination of his employment and, (B) if applicable, the period during which he is entitled to receive severance (the “Restricted Period”) or (ii) solicit or encourage any employee or consultant of the Company to leave employment of the Company or otherwise hire any such employees during the Restricted Period.

There are no family relationships between Mr. Cope and any director or executive officer of the Company. There is no arrangement or understanding between Mr. Cope and any other person pursuant to which Mr. Cope was selected as President and Chief Executive Officer or as a director. There are no transactions involving Mr. Cope requiring disclosure under Item 404(a) of Regulation S-K. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 8.01 Other Events.

On September 28, 2016, the Company issued a press release titled “Powell Industries Names Brett A. Cope President and Chief Executive Officer.”

A copy of such press release is included as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement effective as of October 1, 2016 by and between the Company and Brett A. Cope

99.1	Press Release dated September 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POWELL INDUSTRIES, INC.

Date: September 30, 2016
	By:	/s/ Don R. Madison
Don R. Madison
Executive Vice President
Chief Financial and Administrative Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement effective as of October 1, 2016 by and between the Company and Brett A. Cope

99.1	Press Release dated September 28, 2016